Exhibit 99.1

October 7, 2014

ServiceSource Provides Leadership Update and Reaffirms Q3 Guidance

SAN FRANCISCO--(BUSINESS WIRE) -- ServiceSource® (NASDAQ:SREV), the global leader in recurring revenue management, today announced executive leadership changes and has reaffirmed the company's third quarter business outlook.

ServiceSource today announced the following executive appointments and transitions:

  ServiceSource appointed Simon Biddiscombe as interim CFO, effective as of September 29, 2014. Mr. Biddiscombe replaced Ashley Johnson, who became Acting CEO in August, when Mike Smerklo stepped down as CEO after an 11-year tenure. Mr. Biddiscombe joins ServiceSource with a 25-year track record in senior leadership roles at leading technology companies.

  Jim Dunham, who previously served as Senior Vice President of Product Management, will succeed Richard Campione as the President of the Cloud & Business Intelligence unit. Having successfully established a strong team and foundation for the Cloud & Business Intelligence unit, Mr. Campione will remain a member of the executive team as an advisor to the CEO on its technology strategy through the end of 2014, at which point he will return to his original role as a Board Director.

  Tom Bonos has resigned from his role as Executive Vice President of Outside Sales to pursue other opportunities. The regional sales leaders will now report in to Ashley Johnson, Acting CEO. The transition will enable Ms. Johnson to drive the customer-centric alignment that is central to ServiceSource's strategy going forward.

"As we continue to drive the turnaround of our business, the strategic nature of our partnerships with customers underscores the strength of our value proposition," said Ashley Johnson, Acting CEO of ServiceSource. "In the quarters ahead, as we seek to restore growth and profitability to the company, our guiding principle is alignment with our customers. As such, we expect our leadership, investments, product strategy and service offerings to provide a centralized focus on helping companies retain more customers and expand their recurring revenue businesses."

About Simon Biddiscombe
Prior to joining ServiceSource, Mr. Biddiscombe served as a Director and as President and Chief Executive Officer of QLogic, a leading provider of data, server, and storage networking infrastructure solutions. He joined QLogic in April 2008 as Senior Vice President and Chief Financial Officer. Before QLogic, Mr. Biddiscombe served as Senior Vice President, Chief Financial Officer and Treasurer of Mindspeed Technologies, Inc., a semiconductor company, from June 2003 until April 2008, and as Secretary from April 2004 until April 2008.

Mr. Biddiscombe previously served as the Vice President, Finance, and Controller of the Internet infrastructure business of Conexant Systems, Inc. (Conexant), a designer, developer and seller of semiconductor system solutions for communications applications, from December 2000 to June 2003. He was the Senior Vice President and Chief Financial Officer from May 1999 to December 2000 and the Chief Operating Officer from May 2000 to December 2000 of Wyle Electronics, a distributor of semiconductor products.

About Jim Dunham
Over his career, Mr. Dunham has held roles in software from coder to CEO including positions in product management, sales, marketing and consulting. Prior to leading the Cloud & Business Intelligence unit at ServiceSource, Mr. Dunham served as the company's SVP of Product Management. Before joining ServiceSource, he was the Chief Executive Officer for Flat Rock Systems. Previously, Mr. Dunham worked at SAP AG for six years and served as Group Vice President for the Governance Risk and Compliance product suite and Vice President of Solution Marketing for the Public Sector. Prior to SAP, Mr. Dunham worked at Siebel Systems for seven years leading five separate industry business lines as Vice President and General Manager.

About ServiceSource
ServiceSource International, Inc. (NASDAQ: SREV) is the global leader in cloud-based recurring revenue management solutions. The company helps customers drive growth and build long-standing relationships across the customer lifecycle with the industry's most comprehensive data management, analytics, automation and services capabilities. Through Renew OnDemand™, Scout® and proven services, ServiceSource delivers higher subscription, maintenance, and support revenue, improved customer retention, and increased business predictability. Headquartered in the Cloud Corridor of San Francisco, ServiceSource® manages $14.5 billion in recurring revenue for the world's largest and most respected technology and B2B companies. For more information, please go to www.servicesource.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the reaffirmation of guidance for the third quarter of 2014, business strategy, customer partnerships and expectations related to ServiceSource's efforts in helping its customers retain and expand their recurring revenue businesses. These forward-looking statements are based on our current assumptions and beliefs, and involve risks and uncertainties that could cause our results to differ materially from those expressed or implied in our forward-looking statements. Those risks and uncertainties include, without limitation, fluctuations in our quarterly results of operations; the risk of material defects or errors in our software offerings or their failure to meet customer expectations; migrating customers to Renew OnDemand; the ability to integrate Renew OnDemand or Scout with other third-party applications used by our customers; management changes; errors in estimates as to the renewal rate improvements and/or service revenue we can generate for our customers; our ability to grow the market for service revenue management; our ability to protect our intellectual property rights; the risk of claims that our offerings infringe the intellectual property rights of others; changes in market conditions that impact our ability to sell the Renew OnDemand or Scout solution and/or generate service revenue on our customers' behalf; the possibility that our estimates of service revenue opportunity under management and other metrics may prove inaccurate; demand for our offering that falls short of expectations; our ability to keep customer data and other confidential information secure; our ability to adapt our solution to changes in the market or new competition; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our periodic reports and registration statements filed with the Securities and Exchange Commission, which can be obtained online at the Commission's website at http://www.sec.gov. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements.

Connect with ServiceSource:

Media Contact for ServiceSource
Randy Brasche
415 901 7719
 rbrasche@servicesource.com

Katharine Kemp
Barokas PR for ServiceSource
scoutanalytics@barokas.com
 206 264 8220

Trademarks
ServiceSource, Renew OnDemand, Scout and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.